Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Ribbon Communications Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
1	Equity	Common Stock, par value $0.0001 per share	Other	16,180,307	$3.98	$64,397,621.86	0.0001531	$9,859.28
Total Offering Amounts						$64,397,621.86
Total Fee Offsets								$0.00
Net Fee Due								$9,859.28

Offering Note

1 Consists of shares of common stock, par value $0.0001 per share (“Common Stock”) of Ribbon Communications Inc. (the “Registrant”) reserved for issuance under the Ribbon Communications Inc. 2025 Incentive Award Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares of the Registrant that become issuable under the Plan by reason of any future share dividend, share split, recapitalization, or similar event or change that increases the number of the Registrant’s outstanding Common Shares.

Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices for the Common Stock as reported on The Nasdaq Global Select Market on June 27, 2025, or $3.98 (rounded up to the nearest cent).